EXHIBIT 17.1

                   Notice of Resignation of Richard Shore, Jr.


From: Beau Shore

Sent: Wednesday, 22 June, 2005

To: Emmett Murphy; Stewart Paperin; Harvey L. Benenson

Subject: Resignation


Fellow Board Members,

Please consider this my written notice of my resignation from my position as President of POCC and as a member of its Board effective immediately.

My continued style differences and disagreements over reporting requirements with the Board have led me to this decision.

I wish the Company well in the future.

Beau